Onvia, Inc. Reports First Quarter 2017 Results

Subscription revenue increased 6% over first quarter of 2016

SEATTLE, May 2, 2017 /PRNewswire/ -- Onvia, Inc. (NASDAQ: ONVI), a leading provider of sales intelligence and acceleration technologies for business-to-government (B2G), announced its financial results for the first quarter ended on March 31, 2017.

Q1 2017 Financial Highlights

  Subscription revenue up 6% to $5.9 million compared to $5.6 million in Q1 2016
  Total revenue of $6.1 million, flat with Q1 2016
  Net loss of $826,000 compared to net income of $19,000 in Q1 2016. Q1 2017 includes $216,000 in accelerated software amortization; Q1 2016 did not include any accelerated amortization.
  Adjusted EBITDA of $50,000 compared to $560,000 in Q1 2016. Q1 2017 includes $300,000 for employee separation costs and $235,000 in prior CEO transition costs. Adjusted EBITDA in Q1 2016 did not include any separation or CEO transition costs. Adjusted EBITDA is a non-GAAP Financial measure. See "Use of Non-GAAP Financial Information" below.

Q1 2017 Operational Performance Summary

	Q1 17	Q4 16	Change %	Q1 16	Change %
Annual Contract Value (ACV) (in millions)	$ 23.1	$ 23.2	0%	$ 21.9	5%
Client Count	2,850	2,900	-2%	2,950	-3%
Annual Contract Value per Client (ACVC)	$8,119	$8,024	1%	$7,421	9%
Content Licenses (in millions)	$ 0.4	$ 1.2	-67%	$ 1.6	-75%

For competitive reasons we returned to our historical summary presentation of key metrics in 2017. For more information about ACV and ACVC, see "Key Metric Definitions" below.

First Quarter 2017 Results
Total ACV increased 5% to 23.1 million in the first quarter of 2017 compared to the same period last year. The growth in ACV primarily reflects improved sales performance over the last twelve months, a result of improved sales execution and content marketing programs. We expect some variability in results in the short to mid-term due to the company reorganization we implemented in Q1 2017, intended to redeploy resources toward the release of Onvia 8 (discussed below).

Content license ACV declined by $810,000 in the first quarter of 2017 due to the planned non-renewal of a long-term, content license partner. We believe that our self-service solution for small business will help offset some of this lost revenue in 2017.

For the twelve months ended March 31, 2017, dollar retention was 89% compared to 87% in the same period last year. Dollar retention is a measurement of how effectively the Client Success team has retained and expanded existing subscription contracts. This measurement can fluctuate from period to period due to the mix of first year and tenured clients expiring in each period, as well as the volume of pricing and contract expansions in a particular twelve-month period. For more information about dollar retention, see "Key Metric Definitions" below.

Subscription revenue for the quarter ended March 31, 2017 grew 6% to $5.9 million compared to the same period in 2016. Subscription revenue includes the revenue generated from both our inbound sales channel and from our self-service channel.

Total revenues were flat at $6.1 million compared to last year due to the decline in content license revenue resulting from the non-renewal of the significant content license partner.

Operating expenses in the first quarter of 2017 increased 18% to $6.2 million from $5.3 million in the same period of 2016. The increase in comparative periods includes employee separation costs of $300,000 related to our corporate reorganization, prior CEO transition costs of approximately $235,000, the accelerated amortization of internal software costs of $216,000 and an incremental investment in Onvia 8. There were no severance costs, CEO transition costs, or accelerated amortization included in Q1 2016 operating expenses.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the quarter ended March 31, 2017 decreased to $50,000 from $560,000 in Q1 2016. Adjusted EBITDA is a non-GAAP financial measure.

At March 31, 2017, cash, cash equivalents and available for sale investments decreased to $6.5 million compared to $7.1 million at the end 2016.

Outlook
Our new President and CEO, Russ Mann, joined the Company at the end of January. Since then, we have completed a comprehensive review of our market and operations, and strategies and tactics. As a result of this review, we believe there is an immediate opportunity to grow revenue more aggressively and thereby increase shareholder value. To achieve this, we have created and are executing three strategic changes in which we: invest specifically for top line revenue growth, expand our market and customer focus, and prioritize fewer initiatives while focusing all resources on growing the core franchise.

We began implementing this strategy at the end of Q1 2017. Since then, we right-sized our sales force and eliminated positions related to non-core initiatives. We also gave notice to various contractors and suppliers to wind down services. We redeployed these savings toward developing our core franchise, Onvia 8. To date we have nearly doubled our in-house engineering team and are increasing investments in sales training and marketing programs.

We expect that these changes will begin to yield positive improvements by the end of 2017 and be evident by Q1 2018. In the short to mid-term, we expect modest subscription revenue growth as the benefits of these changes begin to have impact. A large part of the incremental costs should be limited to the first half of 2017, and we project modest but limited negative impact on Adjusted EBITDA through the end of year, as we work through the impact of change management and the variability in performance anticipated from the reduction in workforce and corporate reorganization.

Again, we believe there is immediate market opportunity to capture, by focusing and prioritizing our investments on our core franchise. This focus should enable us to more aggressively grow top line revenue and should begin to improve all the key drivers of growth, such as client acquisition, retention and contract expansions by the end of Q4 2017 and Q1 2018.

Conference Call
Onvia will hold a conference call later today (May 2, 2017) to discuss its first quarter results. Onvia's CEO, Russ Mann, and CFO, Cameron Way, will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Tuesday, May 2, 2017
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-In Number: 1-877-876-9170
International: 1-785-424-1672
Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia's website at http://www.onvia.com/company/investor-relations. If you have any difficulty connecting with the conference call, please contact Amy Osler at 206-373-9228.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until June 2, 2017:

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay pass-code: 124084

Use of Non-GAAP Financial Information
Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company's liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; interest and miscellaneous income; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia's competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See "Reconciliation of GAAP (Net Loss)/Income to Adjusted EBITDA" below for further information on this non-GAAP measure and for a reconciliation of GAAP Net (Loss)/Income to Adjusted EBITDA for the periods indicated.

Onvia, Inc.
Reconciliation of GAAP Net (Loss)/Income to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2017	2016

GAAP net (loss)/income	$ (826)	$ 19

Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(10)	(7)
Depreciation and amortization	769	500
Stock-based compensation	117	48

Adjusted EBITDA	$ 50	$ 560

Key Metric Definitions
Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV) and dollar retention. These metrics are not financial measures calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

ACV represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia's revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenue from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV.

Dollar retention is calculated on a percentage basis by dividing the contract value of subscription contracts renewed, including the value of contract upgrades, during the most recent twelve-month period by the total value of subscription contracts expiring over the same period. Dollar retention measures the percentage of dollars retained from the population of expiring contracts over a twelve month period.

Forward-Looking Statements
In addition to the historical information, this release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Words such as "believe," "intend," "plan," "expect," "should," "indicate" or the negative of these and similar expressions are intended to identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not a forward-looking statement. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia's future results of operations, Onvia's future financial flexibility and future cash flows and Onvia's future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia fails to increase and retain contract value of customers; Onvia fails to execute properly on new products, or customers fail to adopt these products or services; Onvia's investment in the Onvia platform and new content fail to improve sales penetration and client retention rates; and changes made to Onvia's technology infrastructure fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections, as applicable, in Onvia's Annual Report on Form 10-K for the year December 31, 2016.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Factors or events that could cause Onvia's actual results to differ may emerge from time to time, and it is not possible for Onvia to anticipate all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia

Onvia (NASDAQ: ONVI) is a leading provider of sales intelligence and acceleration technologies at the core of the business-to-government (B2G) marketplace. Applying advanced technologies and domain expertise, Onvia curates data about millions of exchanged contracts, agencies and decision makers, vendors and channels, projects and investment plans, awards records and market trends. Our B2G Intelligence System (B2GIS) delivers quality leads, process agility and strategic foresight, equipping companies of all sizes to grow their public sector business and government agencies to gain procurement efficiency. Resolving the friction in this vital, complex, multi-trillion-dollar marketplace, we create mutual value for private and public sectors, taxpayers and society at large.

Visit https://www.onvia.com to explore what makes business, government and media trust Onvia for B2G market insights.

Onvia, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2017	2016
	(Unaudited)
	(In thousands, except per share data)

Revenue
Subscription	$ 5,910	$ 5,594
Content license	104	404
Management information reports	29	16
Other	52	48

Total revenue	6,095	6,062

Cost of revenue	700	764

Gross margin	5,395	5,298

Operating expenses:
Sales and marketing	2,999	2,891
Technology and development	1,831	1,479
General and administrative	1,401	916

Total operating expenses	6,231	5,286

(Loss)/income from operations	(836)	12

Interest and other income, net	10	7
Net (loss)/income	$ (826)	$ 19

Basic net (loss)/income per common share	$ (0.11)	$ 0.00

Diluted net (loss)/income per common share	$ (0.11)	$ 0.00

Basic weighted average shares outstanding	7,189	7,125

Diluted weighted average shares outstanding	7,189	7,193

ONVIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 2,161	$ 2,306
Short-term investments, available-for-sale	4,302	4,817
Accounts receivable, net of allowance for doubtful accounts of $44 and $34	1,763	1,543
Prepaid expenses and other current assets	1,244	1,035

Total current assets	9,470	9,701

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	749	844
Internal use software, net of accumulated amortization	5,592	5,480
Long-term investments, available-for-sale	92	-
Other long-term assets	248	263

Total long term assets	6,681	6,587

TOTAL ASSETS	$ 16,151	$ 16,288

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 698	$ 851
Accrued expenses	1,308	1,534
Unearned revenue, current portion	10,383	9,500
Other current liabilities	140	134

Total current liabilities	12,529	12,019

LONG TERM LIABILITIES:
Unearned revenue, net of current portion	32	41
Deferred rent, net of current portion	496	529
Other long-term liabilities	9	16

Total long term liabilities	537	586

TOTAL LIABILITIES	13,066	12,605

STOCKHOLDERS' EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,805,152 and 8,730,152 shares issued; and 7,212,848 and 7,137,848 shares outstanding	1	1
Treasury stock, at cost: 1,592,304 and 1,592,304 shares	(5,446)	(5,446)
Additional paid in capital	354,676	354,448
Accumulated deficit	(346,146)	(345,320)

Total stockholders' equity	3,085	3,683

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 16,151	$ 16,288

Onvia, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2017	2016
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)/income	$ (826)	$ 19
Adjustments to reconcile net (loss)/income to net cash provided by operating activities:
Depreciation and amortization	769	500
Stock-based compensation	117	48
Change in operating assets and liabilities:
Accounts receivable	(220)	(499)
Prepaid expenses and other assets	(194)	162
Accounts payable	(104)	171
Accrued expenses	(226)	(184)
Unearned revenue	874	1,373
Deferred rent	(27)	49

Net cash provided by operating activities	163	1,639

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(61)	(57)
Additions to internal use software	(781)	(341)
Purchases of investments	(868)	(1,878)
Maturities of investments	1,291	1,604

Net cash used in investing activities	(419)	(672)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock	111	-

Net cash provided by financing activities	111	-

Net (decrease)/increase in cash and cash equivalents	(145)	967

Cash and cash equivalents, beginning of period	2,306	1,483

Cash and cash equivalents, end of period	$ 2,161	$ 2,450

CONTACT: Cameron Way, Chief Financial Officer, Tel 206-373-9034, cway@onvia.com